Exhibit 99.2

Contact:

Eric J. Watson Chairman of the Board Endeavor Acquisition Corp. 212-683-5350	Jonathan J. Ledecky President Endeavor Acquisition Corp. 212-683-5350

FOR IMMEDIATE RELEASE

ENDEAVOR ACQUISITION CORP. PRICES IPO

New York, New York, December 16, 2005 – Endeavor Acquisition Corp. (AMEX: EDA.U) announced today that its registration statement for its initial public offering has been declared effective by the Securities and Exchange Commission. The Company intends to consummate its initial public offering of 15,000,000 units at $8.00 per unit, generating gross proceeds of $120,000,000 to the Company, on or about December 21, 2005. The Company’s units are listed on the American Stock Exchange under the symbol EDA.U. Ladenburg Thalmann & Co. Inc. is acting as lead manager for the initial public offering and Broadband Capital Management LLC is acting as co-manager for the initial public offering.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Shares are being offered only pursuant to a prospectus. A copy of the prospectus may be obtained from Ladenburg Thalmann & Co. Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022.

Endeavor Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry although it intends to initially focus on service businesses in the business services, marketing services, consumer services, health care services and distribution services segments.

# # #